Exhibit 4.1

CERTIFICATE OF MERGER

MERGING

EXPRESS DELAWARE MERGER CO.

INTO

EXPRESSJET HOLDINGS, INC.

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Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “Law”), ExpressJet Holdings, Inc., a corporation organized and existing pursuant to the Law (“ExpressJet”)

DOES HEREBY CERTIFY:

FIRST: That Express Delaware Merger Co. (“Merger Co.”) is a corporation organized pursuant to the Law.

SECOND: That an Agreement and Plan of Merger (the “Agreement”) has been approved, adopted, executed and acknowledged by each of ExpressJet and Merger Co., in accordance with Section 251 of the Law, whereby Merger Co. shall be merged with and into ExpressJet, with ExpressJet being the surviving corporation.

THIRD: That the name of the surviving corporation is ExpressJet Holdings, Inc.

FOURTH: That the Amended and Restated Certificate of Incorporation of ExpressJet Holdings, Inc., which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: An executed copy of the Agreement is on file at the office of the surviving corporation, located at 444 South River Road, St. George, Utah 84790.

SIXTH: A copy of the Agreement will be furnished by the surviving corporation, without charge, at the request of any stockholder of ExpressJet or Merger Co.

IN WITNESS WHEREOF, said ExpressJet Holdings, Inc., a Delaware corporation, has caused this Certificate of Merger to be executed by an authorized officer on November 12, 2010.

ExpressJet Holdings, Inc., a Delaware corporation

By:	/s/ Thomas M. Hanley
Name:	Thomas M. Hanley
Its:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXPRESSJET HOLDINGS, INC.

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ExpressJet Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: That the name of this corporation is ExpressJet Holdings, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on August 30, 1996 under the name Continental Reservations Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

FIRST:	The name of this corporation is ExpressJet Holdings, Inc. (the “Corporation”).

SECOND:	Its Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000 shares of common stock, $0.001 par value.

FIFTH:	The personal liability of any officer or director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as an officer or a director is hereby eliminated to the fullest extent permitted by Delaware laws. In the event the applicable Delaware law or this Article Fifth is repealed or amended to decrease or limit in any manner the protection or rights available to directors hereunder, such repeal or amendment shall not be retroactively applied in determining the personal liability of a director pursuant to this Article Fifth prior to the enactment of such amendment.

SIXTH:	The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:	The Corporation shall indemnify the officers and directors of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law, to the fullest extent permitted by Delaware laws.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 12th day of November, 2010.

Michael J. Kraupp, Corporate Secretary